As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-180980

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180980

UNDER

THE SECURITIES ACT OF 1933

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-0609375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

(Address of Principal Executive Offices) (Zip Code)

ASBURY AUTOMOTIVE GROUP, INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

George A. Villasana

Senior Vice President, General Counsel and Secretary

2905 Premiere Parkway, NW, Suite 300,

Duluth, Georgia 30097

(Name and address of agent for service)

(770) 418-8200

(Telephone number, including area code, of agent for service)

Copy to:

Bryan E. Davis

Joel T. May

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Asbury Automotive Group, Inc. (the “Company”) deregisters certain shares of common stock, par value $0.01 per share (“Common Stock”), of the Company previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 26, 2012 (No. 333-180980) (the “Registration Statement”) for offer or sale pursuant to the Asbury Automotive Group, Inc. 2012 Equity Incentive Plan (the “2012 Plan”). A total of 2,634,518 shares of Common Stock issuable under the 2012 Plan were previously registered for issuance under the Registration Statement. As of the date hereof, a total of 641,363 of those previously registered shares of Common Stock remain available for issuance under the 2012 Plan.

On April 17, 2019, the stockholders of the Company approved the Asbury Automotive Group, Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”) and authorized a total of 1,590,000 shares of Common Stock for issuance under the Plan (the “Plan Shares”). The Plan Shares include 641,363 shares of Common Stock that remain available for issuance under the 2012 Plan as of the date hereof. The Company has registered the Plan Shares pursuant to a new Registration Statement on Form S-8 filed concurrently with the filing of this Post-Effective Amendment.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, the Company is filing this Post-Effective Amendment in order to deregister the 641,363 shares of Common Stock that remain available for issuance under the 2012 Plan as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 15, 2019.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ George A. Villasana
George A. Villasana
Senior Vice President, General Counsel and Secretary

In reliance upon Rule 478(a)(4) under the Securities Act, no other person is required to sign this Post-Effective Amendment.